EXHIBIT 99.1

For Immediate Release Monday, July 9, 2007

CYBERONICS NAMES GREGORY H. BROWNE CHIEF FINANCIAL OFFICER

HOUSTON, Texas, July 9, 2007 – Cyberonics, Inc. (NASDAQ:CYBX) today announced the appointment of Gregory H. Browne as Chief Financial Officer effective immediately.

Mr. Browne has served as both Chief Executive Officer and Chief Financial Officer for several publicly traded healthcare companies. Most recently, from 2002 to 2006, he was Chief Financial Officer at Amedisys, Inc., a home nursing company with revenues in excess of $600 million, during a period of substantial growth in revenue, profitability and market capitalization. Previously, he had served as Chief Executive Officer for Ramsay Healthcare Inc., a provider of psychiatric services, and Ramsay-HMO, Inc., a health maintenance organization.

Immediately prior to joining Cyberonics, Mr. Browne worked with Tatum, LLC, an executive services company, and has also founded and served as President at PeopleWorks, Inc, a human resource outsourcing company.

“The Board and I are delighted to welcome Greg to our senior management team, and we are confident that he will be an important contributor to the growth and success of Cyberonics,” said Dan Moore, Cyberonics’ President and Chief Executive Officer. “Greg’s extensive financial experience in the health care industry, particularly within the capital markets, makes him an excellent choice for this position. He has a good understanding of our industry and shares our vision for the future direction of Cyberonics. Greg is an excellent addition to our team and will provide enthusiastic leadership for our talented finance and accounting professionals.”

“I’m excited by the opportunity at Cyberonics,” said Mr. Browne. “I look forward to working closely with our management team and Board of Directors to achieve the corporate goals for this next fiscal year and beyond.”

ABOUT VNS THERAPY AND CYBERONICS

Information on Cyberonics, Inc. and VNS Therapy is available at www.cyberonics.com and www.VNSTherapy.com.

CONTACT INFORMATION:

	Media Contact:	Investor Relations Contact:
Financial Media Contact:	—	—
—	Helen Shik, Vice President	Investor Relations
Eric Brielmann/Jeremy Jacobs	Schwartz Communications	Cyberonics, Inc.
Joele Frank, Wilkinson Brimmer Katcher	230 Third Avenue	100 Cyberonics Blvd.
140 East 45th Street, 37th Floor	Waltham, MA 02451	Houston, TX 77058
New York, NY 10017	Main: (781) 684-0770	Main: (281) 228-7262
Main: (212) 355-4449	Fax: (781) 684-6500	Fax: (281) 218-9332
Fax: (212) 355-4554	hshik@schwartz-pr.com	ir@cyberonics.com